Exhibit 99.4

The Provident Bank

Dear Depositors and Friends of The Provident Bank:

We are pleased to announce that the Boards of Provident Bancorp and Provident Bancorp, Inc. have approved a plan of conversion under which we will convert from the mutual holding company form to the full stock form of organization and raise additional capital in a stock offering. The additional capital raised in the offering will enhance our capital position and enable us to support future growth and profitability. Upon completion of the conversion:

•	Existing deposit accounts and loans will remain exactly the same; and
•	Deposit accounts will continue to be federally insured up to the maximum legal limits

As a qualifying depositor of The Provident Bank on May 31, 2018, you have the first priority right to subscribe for shares of Provident Bancorp, Inc. common stock before the stock is offered to the general public. The enclosed prospectus describes the stock offering in more detail. Please read the prospectus carefully before making an investment decision.

If you wish to subscribe for shares, please complete the enclosed stock order form. Your stock order form, together with payment for the shares, must be physically received (not postmarked) by Provident Bancorp, Inc. no later than _:00 p.m., Eastern Time, on ____ day, _____, 2019. Stock order forms may be delivered by mail using the enclosed postage-paid envelope marked “STOCK ORDER RETURN,” by overnight delivery service or by hand delivery to the Stock Information Center address indicated on the stock order form. We will not accept stock order forms at our other offices.

If you have any questions after reading the enclosed material, please call our Stock Information Center at (___) ___-____, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

Sincerely,
David P. Mansfield
Chief Executive Officer

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or the Depositors Insurance Fund. This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Provident Bancorp, Inc.

Dear Potential Investor:

We are pleased to provide you with the enclosed material regarding the stock offering by Provident Bancorp, Inc., the proposed holding company for The Provident Bank.

This information packet includes the following:

Prospectus

This document provides detailed information about our proposed conversion from the mutual holding company form to the full stock form of organization and the related stock offering by Provident Bancorp, Inc. Please read it carefully before making an investment decision.

Stock Order Form

If you wish to subscribe for shares, please complete the enclosed stock order form. Your properly completed stock order form, together with payment for the shares, must be physically received (not postmarked) by Provident Bancorp, Inc. no later than _:00 p.m., Eastern Time, on ____day, ______, 2019.

Stock order forms may be delivered by mail using the enclosed postage-paid envelope marked “STOCK ORDER RETURN,” by overnight delivery service or by hand delivery to the Stock Information Center address indicated on the stock order form. We will not accept stock order forms at our other offices.

We are pleased to offer you this opportunity to become one of our stockholders. If you have any questions after reading the enclosed material, please call our Stock Information Center at (___) ___-____, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

Sincerely,

David P. Mansfield
Chief Executive Officer

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or the Depositors Insurance Fund. This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Sandler O’Neill + Partners, L.P.

Dear Prospective Investor:

At the request of The Provident Bank and its proposed holding company, Provident Bancorp, Inc., we have enclosed materials regarding the offering of common stock in connection with the conversion of Provident Bancorp from the mutual holding company form to the full stock form of organization. The enclosed materials include a prospectus and a stock order form, which offer you the opportunity to subscribe for shares of common stock of Provident Bancorp, Inc. Please read the prospectus carefully before making an investment decision.

If you have any questions after reading the enclosed material, please call the Stock Information Center at (___) ___-____, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time, and ask for a Sandler O’Neill representative. If you decide to subscribe for shares, your properly completed stock order form, together with payment for the shares, must be physically received (not postmarked) by Provident Bancorp, Inc. no later than _:00 p.m., Eastern Time, on ____day, ______, 2019.

We have been asked to forward these documents to you in view of certain requirements of the securities laws of your jurisdiction. This is not a recommendation or solicitation for any action by you with regard to the enclosed material.

Sandler O’Neill & Partners, L.P.

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or the Depositors Insurance Fund. This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Provident Bancorp, Inc.

Questions & Answers About the Stock Offering

We are pleased to announce that the Boards of Provident Bancorp and Provident Bancorp, Inc. have approved a plan of conversion under which we will convert from the mutual holding company form to the full stock form of organization and raise additional capital in a stock offering, subject to regulatory approval and the approval of our stockholders. Upon the completion of the conversion, The Provident Bank will become a wholly-owned subsidiary of our new public holding company, Provident Bancorp, Inc. The additional capital raised in the offering will enhance our capital position and enable us to support future growth and profitability.

This brochure provides some summary information about the offering and how to purchase shares, and is qualified in its entirety by the prospectus delivered with it. Investing in common stock involves certain risks. For a discussion of these risks and other factors that may affect your investment decision, investors are urged to read the accompanying prospectus before making an investment decision.

Q.	Who can purchase stock in the subscription offering?
A.	The common stock is being offered in a subscription offering in the following order of priority:

1)	Eligible Account Holders: Depositors with aggregate balances of $50 or more at the close of business on May 31, 2018.
2)	The Provident Bank’s tax-qualified employee benefit plans.
3)	Employees, officers, directors, trustees and corporators of The Provident Bank or Provident Bancorp who are not Eligible Account Holders.

Q.	I am not eligible to purchase stock in the subscription offering. May I still place an order to purchase shares?
A.	If shares remain available following the completion of the subscription offering, common stock may be offered to the general public in a community offering. The community offering may begin concurrently with, or any time after, the commencement of the subscription offering. Natural persons (including trusts of natural persons) residing in the following Massachusetts and New Hampshire cities and towns will be given preference in the community offering:

Massachusetts cities and towns of Amesbury, Newburyport and Salisbury.

New Hampshire cities and towns of Bedford, Exeter, Greenland, Hampton, Hampton Falls, Manchester, Newcastle, Newington, North Hampton, Portsmouth, Rye, Seabrook and Stratham.

Q.	Am I guaranteed to receive shares if I place a community order?
A.	No. It is possible that orders received will exceed the number of shares that we can sell. Such an oversubscription would result in shares being allocated among subscribers according to the preferences and priorities set forth in the plan of conversion described in the prospectus. If the offering is oversubscribed in the subscription offering, no orders received in any community offering will be filled.

Q.	How many shares of stock are being offered, and at what price?
A.	Provident Bancorp, Inc. is offering up to 13,225,000 shares of common stock at a price of $10.00 per share.

Q.	How much stock can I purchase?
A.	The minimum purchase is 25 shares ($250). As more fully described in the plan conversion and in the prospectus, the maximum purchase by any person in the subscription or community offering is 50,000 shares ($500,000) of common stock. In addition, no person, together with their associates, or group of persons acting in concert, may purchase more than 150,000 shares ($1,500,000) of common stock in the offering.

Q.	How do I order stock?
A.	If you decide to subscribe for shares, you must return your properly completed and signed original stock order form, along with full payment for the shares, to Provident Bancorp, Inc. by the deadline noted on the stock order form. Please call the Stock Information Center if you need assistance completing the stock order form. Stock order forms may be returned by mail using the enclosed postage-paid envelope marked “STOCK ORDER RETURN,” by overnight delivery service or by hand delivery to the Stock Information Center address indicated on the stock order form. We will not accept stock order forms at our other offices.

Q.	When is the deadline to subscribe for stock?
A.	A properly completed original stock order form, together with the required full payment, must be physically received by Provident Bancorp, Inc. (not postmarked) no later than _:00 p.m., Eastern Time, on ___day, ______, 2019.

Q.	How can I pay for my shares of stock?
A.	You can pay for the shares of common stock by check, money order, or withdrawal from your interest-bearing deposit account or certificate of deposit at The Provident Bank. Checks and money orders must be made payable to Provident Bancorp, Inc. Withdrawals from a certificate of deposit at The Provident Bank to buy shares of common stock may be made without penalty.

Q.	Can I use my The Provident Bank home equity line of credit to pay for shares of common stock?
A.	No. The Provident Bank cannot knowingly lend funds to anyone to subscribe for shares. This includes the use of funds available through a The Provident Bank home equity or other line of credit.

Q.	Can I subscribe for shares using funds in my IRA at The Provident Bank?
A.	No. Federal regulations do not permit the purchase of common stock in your existing IRA or other qualified retirement plan at The Provident Bank. To use these funds to subscribe for common stock, you need to transfer the funds to a “self-directed” IRA or other trust account at another unaffiliated financial institution that permits investment in equity securities within such account. The transfer of these funds takes time, so please make arrangements as soon as possible. However, if you intend to subscribe for common stock using your eligibility as an IRA account holder but plan to use funds from sources other than your IRA account, you do not need to transfer your IRA account. Please call our Stock Information Center if you require additional information.

Q.	Can I subscribe for shares in the subscription offering and add someone else who is not on my account to my stock registration?
A.	No. Applicable regulations prohibit the transfer of subscription rights. Adding the names of other persons who are not owners of your qualifying account(s) will result in the loss of your subscription rights.

Q.	Can I subscribe for shares in the subscription offering in my name alone if I have a joint account?
A.	No. With the exception of certain orders placed through an IRA, Keogh, 401(k) or similar plan, a name can be deleted only in the event of the death of a named eligible depositor.

Q.	I have custodial accounts at The Provident Bank with my minor children. May I use these accounts to purchase stock in the subscription offering?
A.	Yes. However, the stock must be registered in the custodian’s name for the benefit of the minor child under the Uniform Transfers to Minors Act. A custodial account does not entitle the custodian to purchase stock in his or her own name. If the child has reached the age of majority, the child must subscribe for the shares in his or her own name.

Q.	I have a business or trust account at The Provident Bank. May I use these accounts to purchase stock in the subscription offering?
A.	Yes. However, the stock must be purchased in the name of the business or trust. A business or trust account does not entitle the owner of or signatory for the business or the trustee of the trust to purchase stock in his or her own name.

Q.	Will payments for common stock earn interest until the stock offering closes?
A.	Yes. Any payment made by check or money order will earn interest at ___% per annum from the date the order is processed to the completion or termination of the stock offering. Depositors who pay for their stock by withdrawal authorization will receive interest at the contractual rate on the account until the completion or termination of the offering.

Q.	Will dividends be paid on the stock?
A.	Following completion of the stock offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments.

Q.	Will my stock be covered by deposit insurance?
A.	No.

Q.	Where will the stock be traded?
A.	Upon completion of the stock offering, shares of our common stock are expected to trade on the Nasdaq Capital Market under the symbol “PVBC.”

Q.	Can I change my mind after I place an order to subscribe for stock?
A.	No. After receipt, your order may not be modified or withdrawn.

Q.	If I purchase shares of common stock during the offering, when will I receive my stock?
A.	Physical stock certificates will not be issued. Our transfer agent, Continental Stock Transfer & Trust Company, will send you a stock ownership statement, via the Direct Registration System (DRS) as soon as practicable after the completion of the offering. Trading is expected to commence on the day of the closing of the stock offering or the day following closing of the stock offering. Although the shares of Provident Bancorp, Inc. common stock will have begun trading, brokerage firms may require that you have received your stock ownership statement prior to selling your shares. Your ability to sell the shares of common stock prior to your receipt of the statement will depend on arrangements you may make with your brokerage firm.

Q.	What is direct registration and DRS?
A.	Direct registration is the ownership of stock registered in your own name on the books of Provident Bancorp, Inc. without taking possession of a printed stock certificate. Instead, your ownership is recorded and tracked as an accounting entry (referred to as “book entry”) on the books of Provident Bancorp, Inc. The DRS (Direct Registration System) is a system that electronically moves investors’ positions between brokers and transfer agents for issuers that offer direct registration.

Q.	What happens to the Provident Bancorp, Inc. shares I currently own?
A.	The shares of common stock owned by the existing public stockholders of Provident Bancorp, Inc. will be exchanged for shares of common stock of Provident Bancorp, Inc. based on an exchange ratio that will result in existing public stockholders owning approximately the same percentage of Provident Bancorp, Inc. common stock as they owned of Provident Bancorp, Inc. common stock immediately prior to the completion of the conversion. The actual number of shares you receive will depend upon the number of shares we sell in our offering and will be announced shortly before the completion of the conversion.

Q.	What if I have additional questions?
A.	The prospectus that accompanies this brochure describes the offering in detail. Please read the prospectus carefully before making an investment decision. If you have any questions after reading the enclosed material, you may call our Stock Information Center at (___) ___-____, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or the Depositors Insurance Fund. This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Provident Bancorp, Inc.

_______ __, 2019

Dear Subscriber:

We hereby acknowledge receipt of your order and payment at $10.00 per share, listed below, of shares of Provident Bancorp, Inc. common stock. If you are issued shares, the shares will be registered as indicated above.

At this time, we cannot confirm the number of shares of Provident Bancorp, Inc. common stock, if any, that will be issued to you. Following completion of the stock offering, shares will be allocated in accordance with the plan of conversion.

Once the offering has been completed, you will receive by mail from our transfer agent, Continental Stock Transfer & Trust Company, a statement indicating your ownership of Provident Bancorp, Inc. common stock.

Please retain this letter and refer to the batch and item number indicated below for any future inquiries you may have regarding this order.

If you have any questions, please call our Stock Information Center at (___) ___-____, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

Provident Bancorp, Inc.

Stock Information Center

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or the Depositors Insurance Fund.

Provident Bancorp, Inc.

_______ __, 2019

Dear Stockholder:

Thank you for your interest in Provident Bancorp, Inc. Our offering has been completed and we are pleased to confirm your subscription request for shares at a price of $10.00 per share. If your subscription was paid for by check, bank draft or money order, interest and any refund due to you will be mailed promptly.

The closing of the transaction occurred on ______ __, 2019; this is your stock purchase date. Trading is expected to commence on the Nasdaq Capital Market under the symbol “PVBC” on ________ __, 2019.

A statement indicating the number of shares of Provident Bancorp, Inc. you have purchased will be mailed to you shortly by our transfer agent Continental Stock Transfer & Trust Company. This statement will be your evidence of ownership of Provident Bancorp, Inc. stock. All shares of Provident Bancorp, Inc. common stock will be in book entry form and paper stock certificates will not be issued.

Provident Bancorp, Inc.

Stock Information Center

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or the Depositors Insurance Fund.

Provident Bancorp, Inc.

_______ __, 2019

Dear Interested Investor:

We recently completed our subscription offering. Unfortunately, due to the demand for shares from persons with a priority to subscribe for the stock, stock was not available for our [Employees, Officers, Directors, Trustees, Corporators or community members / if applicable]. If your subscription was paid for by check, bank draft or money order, a refund of the balance due to you with interest will be mailed promptly.

We appreciate your interest in Provident Bancorp, Inc. and hope you become an owner of our stock in the future. Our stock has commenced trading on the Nasdaq Capital Market under the symbol “PVBC.”

Provident Bancorp, Inc.

Stock Information Center

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or the Depositors Insurance Fund.

Provident Bancorp, Inc.

_______ __, 2019

Welcome Stockholder:

Thank you for your interest in Provident Bancorp, Inc. (the “Company”). Our offering has been completed and we are pleased to enclose a statement from our transfer agent reflecting the number of shares of the Company’s common stock purchased by you in the offering at a price of $10.00 per share. The transaction closed on _______ __, 2019; this is your stock purchase date.

If your subscription was paid for by check, bank draft or money order, we will send you a check for interest on the funds you submitted and, if your subscription was not filled in full, the refund due.

The enclosed statement will be your evidence of ownership of shares of Company common stock. All stock sold in the offering has been issued in book entry form through the direct registration system (“DRS”). No physical stock certificates will be issued. Please examine this statement carefully to be certain that it properly reflects the number of shares you purchased and the names in which the ownership of the shares are to be shown on the books of the Company. If you also held a physical stock certificate for shares of Provident Bancorp, Inc. prior to completion of the offering, a letter of transmittal regarding the exchange of those shares for Provident Bancorp, Inc. shares, along with other materials, has been mailed to you separately.

If you have any questions about your statement, please contact our transfer agent (by mail, telephone, or via the internet) as follows:

Continental Stock Transfer & Trust Company

Attn: Provident Bancorp, Inc. Investor Services

1 State Street

30th Floor

New York, NY 10004

1 (800) xxx-xxxx

Email: xxxx@continentalstock.com

Trading [is expected to] [commenced] on the Nasdaq Capital Market under the symbol “PVBC” on _______ __, 2019. Please contact a stockbroker if you choose to sell your stock or purchase any additional shares in the future.

On behalf of the Board of Directors, officers and employees of Provident Bancorp, Inc., I thank you for supporting our offering and welcome you as a stockholder.

Sincerely,

David P. Mansfield
Chief Executive Officer

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or the Depositors Insurance Fund.

Provident Bancorp, Inc.

_______ __, 2019

Dear Interested Subscriber:

We regret to inform you that Provident Bancorp, Inc., the holding company for The Provident Bank, did not accept your order for shares of Provident Bancorp, Inc. common stock in its community offering. This action is in accordance with our plan of conversion, which gives Provident Bancorp, Inc. the absolute right to reject the order of any person, in whole or in part, in the community offering.

If your order was paid for by check, enclosed is your original check.

Provident Bancorp, Inc.

Stock Information Center

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or the Depositors Insurance Fund.

Provident Bancorp, Inc.

_______ __, 2019

Dear Community Member:

We are pleased to provide you with the enclosed material regarding the stock offering by Provident Bancorp, Inc., the proposed holding company for The Provident Bank.

Sandler O’Neill & Partners, L.P. is acting as marketing agent in connection with the subscription and community offerings. If you decide to subscribe for shares, your properly completed stock order form, together with payment for the shares, must be physically received (not postmarked) by Provident Bancorp, Inc. no later than _:00 p.m., Eastern Time, on ____day, 2019.

If you have any questions about the offering, please do not hesitate to call the Stock Information Center at (___) ___-____, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

Sandler O’Neill & Partners, L.P.

The shares of common stock are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or the Depositors Insurance Fund. This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Provident Bancorp, Inc. (Logo)

Provident Bancorp, Inc.

Commences Stock Offering

Provident Bancorp, Inc., the proposed holding company for The Provident Bank, is offering shares of its common stock in connection with the conversion of Provident Bancorp into the full stock form of organization.

Shares of Provident Bancorp, Inc. common stock are being offered for sale at a price of $10.00 per share. As a member of the community served by The Provident Bank, you may have the opportunity to purchase shares in the offering.

If you would like to learn more about our stock offering, we invite you to obtain a prospectus and offering material by calling our Stock Information Center at (__) ___-____, Monday through Friday between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or the Depositors Insurance Fund. This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.